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                                                                    EX-(a)(1)(C)

                               [FUTURELINK LOGO]
                              2 SOUTH POINTE DRIVE
                             LAKE FOREST, CA 92630

                               FEBRUARY 12, 2001

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
To:     All Employees of FutureLink Corp.
From:   Howard E. Taylor
Re:     Announcement of Offer to Exchange Outstanding Options under the Second Amended and Restated Stock Option Plan

     We are pleased to announce that your Board of Directors has authorized the enclosed offer providing our employees with the opportunity to exchange the options granted to them on or prior to January 31, 2001 under our Second Amended and Restated Stock Option Plan for new options to be granted in the future. This offer is being made under the terms and subject to the conditions of an Offer to Exchange and related documents which are included with this memorandum.

     Neither the company nor our Board of Directors makes any recommendation whether you should tender your eligible outstanding options. If you choose not to tender your eligible options, then your existing options will remain outstanding and will retain their current exercise price and current vesting schedule. In addition, if you DO NOT tender your options, you will be entitled to receive a grant of additional options for the number of shares indicated below in the lower right-hand corner (the "Additional Options") as described in more detail in the Offer to Exchange. The number of Additional Options you will be entitled to receive is based on your level of employment with FutureLink Corp. The Additional Options are to be granted on the first business day following the offer expiration date; however, if the offer is terminated before its expiration date, then the Additional Options will not be granted.

     PLEASE READ THE ATTACHED DOCUMENTS CAREFULLY BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS. WE ALSO STRONGLY ENCOURAGE YOU TO CONSULT YOUR FINANCIAL, LEGAL AND TAX ADVISORS BEFORE MAKING ANY DECISION CONCERNING THIS OFFER.

     The offer is scheduled to expire at 5:00 P.M., Los Angeles Time, on Tuesday, March 13, 2001, unless extended by us. If you have questions relative to the offer, please contact Denise McLaughlin by email or at (949) 672-3000.

                                          Name:
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                                          Number of Additional Options:
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